Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated January 26, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers AG

/s/Bruno Rossi	/s/Stephen Johnson

Bruno Rossi	Stephen Johnson
Audit expert	Global Relationship Partner
Auditor in charge

Basel, September 18, 2015

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, 4002 Basel, Switzerland

Telefon: +41 58 792 51 00, Telefax: +41 58 792 51 10, www.pwc.ch

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